Exhibit 10.2
AMENDING AGREEMENT NO. 2

THIS AGREEMENT made as of the 7th day of July, 2006,

B E T W E E N:

AVISCAR INC.,
a corporation incorporated under the laws of Canada,

(hereinafter called the "Avis General Partner"),

- and -

BUDGETCAR INC.,
a corporation existing under the laws of Canada,

(hereinafter called the "Budget General Partner"),

- and -

BNY TRUST COMPANY OF CANADA,
a trust company incorporated under the laws of Canada and registered to carry on the business of a trust company in each of the provinces of Canada, in its capacity as trustee of STARS TRUST, a trust established under the laws of the Province of Ontario,

(hereinafter called the "STARS Limited Partner"),

- and -

MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada and registered to carry on the business of a trust company in each of the provinces in Canada, in its capacity as trustee of BAY STREET FUNDING TRUST, a trust established under the laws of the Province of Ontario,

(hereinafter called the "Bay Street Limited Partner").

WHEREAS the Avis General Partner, the Budget General Partner, the STARS Limited Partner and the Bay Street Limited Partner have entered into a fourth amended and restated limited partnership agreement made as of the 20th day of April, 2005, as amended by an amending agreement between the parties dated October 11, 2005 (collectively, the "Limited Partnership Agreement");

AND WHEREAS the Avis General Partner, the Budget General Partner, the STARS Limited Partner and the Bay Street Limited Partner wish to amend the Limited Partnership Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby covenant and agree as follows:

1.	Interpretation

(a)  All words and expressions defined in the Limited Partnership Agreement and not otherwise defined in this Agreement have the respective meanings specified in the Limited Partnership Agreement.

(b)  Section headings are for convenience only.

2.	Amendments to the Limited Partnership Agreement

2.1	Section 1.1 of the Limited Partnership Agreement is hereby amended by:

(a)  deleting each of the following defined terms in their entirety and substituting therefor the following:

(i)	“"Eligible Manufacturer" means any of Chrysler, Ford or General Motors or any additional Manufacturer approved in writing from time to time by each Securitization Agent and the Rating Agency;”;

(ii)
“"Eligible Manufacturer Percentage" means, in respect of an Eligible Manufacturer at any time, (x) if such Eligible Manufacturer's unsecured long-term debt rating by the Rating Agency at such time is (i) BBB or higher, 90.25%, (ii) BBB (low), 88.9375%, (iii) BB (high), 87.625%, (iv) BB, 86.3125%, and (v) BB (low) or lower, (A) with respect to the portion of the aggregate Current Book Values of the Partnership Program Vehicles manufactured by such Eligible Manufacturer that represents up to and including 33% of the aggregate Current Book Values of all Partnership Program Vehicles, 85.0%, and (B) with respect to the portion of the Current Book Values of the Partnership Program Vehicles of such Eligible Manufacturer representing greater than 33% of the aggregate Current Book Values of all Partnership Program Vehicles, 82.50%, or (y) if a Manufacturer Event of Bankruptcy has occurred in respect of such Eligible Manufacturer and is continuing, 76.50%;”;

(iii)
“"Funding Termination Event” means, in respect of a Limited Partner, the occurrence of (a) the Normal Course Termination Date for such Limited Partner, (b) a Liquidity Event in respect of such Limited Partner, (c) the breach of the covenant contained in subsection 5.2(i), which breach continues for five Business Days after a Settlement Date; provided, however, that if such breach is caused by a Manufacturer becoming a Non-Performing Manufacturer, then such breach will not constitute a Funding Termination Event in respect of such Limited Partner if within 30 days of its occurrence, (i) the General Partners have caused the portfolio of Partnership Vehicles then owned by the Partnership to comply with Section 5.2(i), or (ii) the General Partners at their own expense have obtained for the benefit of the Partnership credit enhancement satisfactory in form, source and amount to the Securitization Agent for such Limited Partner; or (d) a material adverse change since the date hereof in the financial condition or operations of a General Partner or the Partnership which, in the opinion of the Securitization Agent for such Limited Partner, after consultation with the Rating Agency and which opinion has been communicated in writing to the General Partners and the Limited Partners, could reasonably be expected to result in a General Partner being unable to satisfy its obligations hereunder, becoming a bankrupt, or seeking the protection of Insolvency Legislation; ”;

(iv)
“"Partnership Non-program Vehicle Percentage" means in respect of Partnership Non-program Vehicles manufactured by a particular Manufacturer, (i) 76.50%, to the extent a Manufacturer Event of Bankruptcy has occurred and is continuing in respect of such Manufacturer; and (ii) if no such event has occurred, or such event has occurred but is no longer continuing, 82.50%;”; and

(v)
“"Temporary GP Contributions" means amounts contributed to the Partnership by a General Partner on a temporary basis from time to time pending Capital Calls to fund the purchase of Partnership Vehicles up to but not in excess of the Original Book Value of such Vehicles and not contributed to allow the aggregate balance of the Limited Partners' Capital Accounts to be less than or equal to the Maximum Limited Partners' Funded Amount;”;

(b)  deleting the word "Canadian" where such word is found in the defined terms "Chrysler", "Ford" and "General Motors";

(c)  deleting the dollar amount "$350,000,000" where such dollar amount is found in the defined term "Available Call Amount" and substituting therefor the dollar amount "$400,000,000";

(d)  adding the words "on automobiles, minivans and sport utility vehicles and 1.8% on trucks and vans, in each case" immediately following the words "2% per month" where such words are found in the fifth line of the defined term "Depreciation";

(e)  adding the words "and for which the related Manufacturer is not a Non-Performing Manufacturer" immediately following the words "Repurchase Agreement" where such words are found in the second line of the defined term "Partnership Program Vehicles";

(f)  deleting the word "and" where such word appears in the fourth line of the defined term "Rental Revenues" and substituting therefor "," and adding the words ", and all Airport Concession Fees and Vehicle Licence Fees" after the words "Vehicle Rental Agreements" where such words are found in the fifth line of the defined term "Rental Revenues"; and

(g)  adding each of the following defined terms in the appropriate alphabetical order:

“"Aggregate Partnership Non-program Vehicle Amount" means, on any date, the sum of the products of the individual Partnership Non-program Vehicle Percentages on such date and the sum of the Current Book Values of the Partnership Non-program Vehicles manufactured by each such Manufacturer on such date (other than a Partnership Non-program Vehicle in respect of which a Partnership Vehicle Receivable is outstanding);”;

“"Aggregate Partnership Program Vehicle Amount" means, on any date, the sum of the products of the individual Eligible Manufacturer Percentages on such date and the sum of the Current Book Values of the Partnership Program Vehicles and the Program Negotiation Vehicles manufactured by each such Eligible Manufacturer on such date (other than any Program Negotiation Vehicles or Partnership Program Vehicles in respect of which a Partnership Vehicle Receivable is outstanding);”;

“"Aggregate Receivables Amount" means, on any date, the sum of the products of the individual Partnership Vehicle Receivable Percentages on such date and the aggregate amount of Partnership Vehicle Receivables owing by the relevant Manufacturer, Approved Dealer, auction house or other Person on such date;”;

“"Airport Concession Fees" means all monetary receipts (other than sales, value added and other similar Taxes collected on behalf of a governmental authority) received from customers as a result of the pass through to customers of airport concession fees imposed on the Partnership by certain airports in respect of revenues of the Partnership being generated at such airports;”;

“"Avis Shareholders Equity" means, with respect to the Avis General Partner, an amount, calculated in accordance with Canadian GAAP, equal to the sum of its (i) share capital, (ii) contributed and other surplus, (iii) Intercompany Loans to the Avis General Partner, other than from either the Budget General Partner or WTH Canada Inc., and (iv) retained earnings, minus the sum of (v) goodwill, and (vi) other intangible assets;”;

“"Budget Shareholders Equity" means, with respect to the Budget General Partner, an amount, calculated in accordance with Canadian GAAP, equal to the sum of its (i) share capital, (ii) contributed and other surplus, (iii) Intercompany Loans to the Budget General Partner, other than from either the Avis General

Partner or WTH Canada Inc., and (iv) retained earnings; minus (v) other intangible assets (other than goodwill);”;

“"CCRG" means CCRG Canada ULC, a Nova Scotia unlimited liability company;”;

“"CCRG Shareholders Equity" means, with respect to CCRG, an amount, calculated in accordance with Canadian GAAP, equal to the sum of its (i) share capital, (ii) contributed and other surplus, (iii) retained earnings, and (iv) Intercompany Loans owed to any non-Canadian Affiliate of CCRG, minus the sum of (v) goodwill, (vi) other intangible assets, and (vii) any loans or investments made by CCRG to or in any of its Affiliates;”;

“"Intercompany Loans" means all loans from any Affiliate of either General Partner to any of the Avis General Partner, the Budget General Partner or CCRG, which loans are on terms acceptable to each Securitization Agent, acting reasonably, and the Rating Agency, or the Rating Agency and each Securitization Agent have otherwise approved such loan as an "Intercompany Loan" for the purposes hereof;”;

“"Manufacturer Event of Bankruptcy", in relation to a Manufacturer, an Approved Dealer, auction house or other Person, means:

(a)
the failure by such Person or any Affiliate thereof to generally pay its debts as they become due, the admission in writing by such Person or any Affiliate thereof of its inability to pay its debts generally or the making by such Person or any Affiliate thereof of an assignment for the benefit of its creditors;

(b)
the filing by such Person or any Affiliate thereof of a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), Chapters 7 or 11 of the U.S. Bankruptcy Code or any other similar legislation in the applicable jurisdiction, to some or all of its creditors; or

(c)
the commencement or filing of a petition, notice or application by or against such Person or any Affiliate thereof of any proceedings to adjudicate it a bankrupt or insolvent or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law of any jurisdiction, whether now or after the date of this Agreement in effect, relating to the dissolution, liquidation or winding-up, bankruptcy, insolvency, reorganization of insolvent debtors, arrangement of insolvent debtors, readjustment of debt or moratorium of debts, or to obtain an order for relief by the appointment of a receiver, receiver manager, administrator, inspector, liquidator or trustee or other similar official for it or for any substantial part of its property and, if any such proceeding has been instituted against such Person or any

Affiliate thereof, either (i) such proceeding has not been stayed or dismissed within 60 days or any of the actions sought in such proceeding has not been stayed or dismissed within 60 days or any of the actions sought in such proceeding (including the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official) are granted in whole or in part, or (ii) such Person or any Affiliate thereof has authorized, consented to, approved of or acquiesced in, or such Person or any Affiliate thereof has performed any act, or omitted to perform any act, that authorizes or indicates its consent to, approval of or acquiescence in, any such proceeding;”;

“"Maximum Limited Partners’ Funded Amount" has the meaning ascribed thereto in Section 3.3(e);”;

“"Non-Performing Manufacturer" means a Manufacturer (i) that has, or has an Affiliate that has, filed a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada) or Chapter 7 of the U.S. Bankruptcy Code or (ii)(A) in respect of which a Manufacturer Event of Bankruptcy has occurred (other than as referred to in (i) above) and (B) which is not performing its obligations in full under its Repurchase Agreement as a result of such occurrence;”;

“"Non-restricted Cash" means all amounts in the Vehicle Account, excluding Vehicle Account Prepaid Amounts, as described in Section 4.7(b)(vii)(E);”;

“"Partnership Vehicle Receivable" means, at any time in respect of any Partnership Vehicle (i) that has been returned to the relevant Manufacturer for purchase whether pursuant to the terms of the related Repurchase Agreement or otherwise, or (ii) that has been sold by the Partnership to an Approved Dealer, an auction house or any other Person, but for which such Manufacturer, Approved Dealer, auction house or other Person has not yet paid the required purchase price to the Partnership in full, the amount of such outstanding receivable that is owed by such Manufacturer, Approved Dealer, auction house or other Person to the Partnership;”;

“"Partnership Vehicle Receivable Percentage" means, if the related Manufacturer, Approved Dealer, auction house or other Person who is the debtor of the related Partnership Vehicle Receivable has a long-term unsecured debt rating by the Rating Agency at such time of (i) BBB or higher, 90.25%, (ii) BBB (low), 88.9375%, (iii) BB (high), 15.0%, (iv) BB, 13.6875%, (v) BB (low) or lower, 12.375%, and if a Manufacturer Event of Bankruptcy has occurred in respect of such Manufacturer, Approved Dealer, auction house or other Person and is continuing, 0%;”; and

“"Vehicle Licence Fees" means all monetary receipts (other than sales, value added and other similar Taxes collected on behalf of a governmental authority) from customers resulting from the pass through to customers of vehicle licensing costs imposed on the Partnership, including vehicle licensing fees and titling and registration fees;”; and

(h)  deleting the defined terms "General Partner's Capital Commitment", "Partnership Percentage Differential", "Partnership Program Vehicle Base Percentage" and "Partnership Program Vehicle Percentage", each in their entirety.

2.2	Section 2.8 of the Limited Partnership Agreement is hereby amended by adding the following as a new subsection (h):

"(h)	Neither General Partner will repay any indebtedness under any Intercompany Loan if to do so would cause an occurrence of a Trigger Event pursuant to Section 8.1(n).".

2.3
Section 3.3(b) of the Limited Partnership Agreement is hereby amended by deleting the dollar amount "$350,000,000" where such dollar amount is found in Section 3.3(b) and substituting therefor the dollar amount "$400,000,000".

2.4	Section 3.3(c) of the Limited Partnership Agreement is hereby amended by deleting the first sentence of section 3.3(c) in its entirety and substituting therefor the following:

"With respect to any Capital Call made pursuant to section 3.3(a), either General Partner shall make, simultaneously with the payment from the Limited Partners, a capital contribution by way of immediately available funds deposited to the Vehicle Account, in such amount that, after giving effect to all such capital contributions and the use of proceeds thereof, the aggregate of the Limited Partners' Capital Accounts for the Limited Partners (calculated on the assumption that all Net Income of the Partnership up to the particular time has been allocated to the Partners at such time), excluding any capital contributed by the Limited Partners pursuant to Section 4.8, shall not exceed the Maximum Limited Partners' Funded Amount.".

2.5	Section 3.3(e) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(e) Each General Partner covenants and agrees to contribute at all times up to and including the day of occurrence of a Trigger Event, but not after such day, sufficient capital to the Partnership from time to time by way of additional capital contribution so that the aggregate of the Limited Partners' Capital Accounts for the Limited Partners (calculated on the assumption that all Net Income of the Partnership up to the particular time has been allocated to the Partners at such time), excluding any capital contributed by the Limited Partners pursuant to Section 4.8, shall not exceed the sum of the Aggregate Partnership Program Vehicle Amount, the Aggregate Partnership Non-program Vehicle Amount, the Aggregate Receivables Amount, any Non-restricted Cash, and the balance in the Principal Funding Account, such sum being referred to in this Agreement as the "Maximum Limited Partners' Funded Amount".".

2.6
Section 3.3(f) of the Limited Partnership Agreement is hereby amended by deleting the words "General Partners' Capital Accounts shall continue to be equal to or greater than the General Partners' Capital Commitment" where such words appear in the last two lines of section 3.3(f) and substituting therefor the words "Limited Partners' Capital Accounts shall not exceed the Maximum Limited Partners' Funded Amount".

2.7
Section 4.7(b)(vii)(E) of the Limited Partnership Agreement is hereby amended by deleting the words "in the General Partners' Capital Accounts being reduced to an amount below the General Partners' Capital Commitment" where such words appear in the last three lines of Section 4.7(b)(vii)(E) and substituting therefor the words "of the Limited Partners' Capital Accounts exceeding the Maximum Limited Partners’ Funded Amount.".

2.8
Section 5.4(a) of the Limited Partnership Agreement is hereby amended by adding the words ", provided such Eligible Manufacturer is not a Non-performing Manufacturer," immediately following the words "Repurchase Agreement" where such words are found in the fourth line of Section 5.4(a).

2.9	Section 5.4(c) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(c)
When and to the extent the General Partners make a Capital Call for the purpose of funding the purchase of Program Negotiation Vehicles, each of them shall ensure that after giving effect to such Capital Call, the aggregate of the Limited Partners' Capital Accounts for the Limited Partners (calculated on the assumption that all Net Income of the Partnership up to the particular time has been allocated to the Partners at such time) excluding any capital contributed by the Limited Partners pursuant to Section 4.8 shall not exceed the Maximum Limited Partners' Funded Amount.".

2.10
Section 5.4(d) of the Limited Partnership Agreement is hereby amended by deleting the words "in the General Partners' Capital Accounts shall continue to be equal to or exceed the General Partners' Capital Commitment" where such words appear in the second sentence of section 5.4(d) and substituting therefor the words "of the Limited Partners' Capital Accounts shall not exceed the Maximum Limited Partners' Funded Amount.".

2.11
Sections 6.2(b) and 6.5 of the Limited Partnership Agreement are hereby amended by deleting the references to "105" where such references appear in such sections and substituting therefor the reference "120".

2.12
Section 6.5 of the Limited Partnership Agreement is hereby amended by deleting the words "CCRG Canada ULC" in every place where such words are found in Section 6.5 and substituting therefor the word "CCRG".

2.13	Section 8.1(b) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(b)
if the aggregate balance of the Limited Partners' Capital Accounts at the end of a Settlement Period exceeds the Maximum Limited Partners' Funded Amount and remains so for three Business Days after the next occurring Settlement Date;".

2.14	Section 8.1(c) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(c)
the breach of the covenant contained in subsection 5.2(i), which breach continues for five Business Days after a Settlement Date; provided, however, that if such breach is caused by a Manufacturer becoming a Non-Performing Manufacturer, then such breach will not constitute a Trigger Event if within 30 days of its occurrence, (i) the General Partners have caused the portfolio of Partnership Vehicles then owned by the Partnership to comply with Section 5.2(i), or (ii) the General Partners at their own expense have obtained for the benefit of the Partnership credit enhancement satisfactory in form, source and amount to the Rating Agency, the STARS Securitization Agent and the Bay Street Securitization Agent in respect of those Partnership Vehicles that are subject to Repurchase Agreements with such Manufacturer, and provided further that if the Securitization Agent for one of the Limited Partners is not satisfied as to such form, source and amount of credit enhancement, such Limited Partner shall provide notice of such determination to the General Partners and the other Limited Partner (provided that both Limited Partners are offered identical inducements or consideration in connection with the relevant determinations), and such breach shall only constitute a Trigger Event if the Limited Partnership Interest of the Limited Partner that is related to the Securitization Agent providing such notice has not been purchased by the applicable Option Closing Date in accordance with Section 8.4;".

2.15	Section 8.1(n) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(n)
if at any time (i) the Avis Shareholders Equity is less than $40,000,000, (ii) the Budget Shareholders Equity is less than $20,000,000, or (iii) the CCRG Shareholders Equity is less than $40,000,000;".

2.16	Section 8.5(b)(iv) of the Limited Partnership Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

"(iv)
fourth, to pay to each General Partner as a return of capital an amount equal to any Payout Excess or PNV Excess for such General Partner which has not been previously repaid, if and to the extent that after payments pursuant to this paragraph 8.5(b)(iv) the aggregate balance of the Limited Partners' Capital Accounts would not exceed the Maximum Limited Partners' Funded Amount;".

2.17
The form of Settlement Report attached to the Limited Partnership Agreement as "Schedule D" is hereby deleted and the form of Settlement Report attached to this Agreement as Schedule A is added to the Limited Partnership Agreement as Schedule D.

3.	Other Documents

Any reference to the Limited Partnership Agreement made in any documents delivered pursuant thereto or in connection therewith shall be deemed to refer to the Limited Partnership Agreement as amended or supplemented from time to time.

4.	Miscellaneous

(a)  With the exception of the foregoing amendments, the Limited Partnership Agreement shall continue in full force and effect, unamended.

(b)  This Agreement shall enure to the benefit of and be binding upon the parties, their successors and any permitted assigns.

(c)  This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which when taken together, shall constitute one and the same instrument.

(d)  None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party.

(e)  This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized signatories thereunto duly authorized, as of the date first above written.

AVISCAR INC.
by:	/s/ David Calabria
Name: Assistant Treasurer Title:

by:
Name: Title:

BUDGETCAR INC.
by:	/s/ David Blaskey
Name: President Title:

by:
Name: Title:

BNY TRUST COMPANY OF CANADA, as trustee of CANADIAN MASTER TRUST (with liability limited to the assets of the Trust) by its Securitization Agent, BMO NESBITT BURNS INC.
by:	/s/ Chris Romano
Name: Title:

by:	/s/ Terry J. Ritchie
Name: Title:

MONTREAL TRUST COMPANY OF CANADA, as trustee of BAY STREET FUNDING TRUST (with liability limited to the assets of the trust) by its administrator, SCOTIA CAPITAL INC.
by:	/s./ Doug Noe
Name: Title:

by:
Name: Title:

The undersigned hereby acknowledges notice of and consents to the foregoing amendments to the Limited Partnership Agreement.

DATED this 7th day of July, 2006.

CENDANT CORPORATION
by:	/s/ Elizabeth R. Cohen
Name: Elizabeth R. Cohen Title: Assistant Treasurer and Executive Vice President

We hereby consent to the foregoing amendments to the Limited Partnership Agreement.

DATED this 7th day of July, 2006.

DOMINION BOND RATING SERVICE LIMITED
by:	/s/ J D Marriott
Name: Title: